Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below).  The Offer (as defined below) is made solely by the Offer to Purchase, dated August 3, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal and any amendments or supplements to the Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares.  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto.  However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.  In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is acting as the dealer manager (the “Dealer Manager”), or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated preferred share purchase rights)

of

BEI Technologies, Inc.

at

$35.00 Net Per Share

by

Beacon Purchaser Corporation,

an indirect wholly owned subsidiary of

Schneider Electric SA

Beacon Purchaser Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Schneider Electric SA, a societé anonyme organized under the laws of the Republic of France (“Parent”), is making an offer to purchase all issued and outstanding shares of common stock, par value $.001 per share (including the associated Company Rights (as defined in the Offer to Purchase), the “Shares”), of BEI Technologies, Inc., a Delaware corporation (the “Company”), at a price of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).  Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, which is acting as the depositary (the “Depositary”) in connection with the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer.  Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees.  Purchaser will pay certain fees and expenses of the Depositary, the Dealer Manager and MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”), incurred in connection with the Offer.  Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company.  Following consummation of the Offer, Purchaser intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS THAT HOLDERS OF SHARES HAVE (AS DESCRIBED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 30, 2005, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn by the Expiration Date (as defined below) that number of Shares which represents a majority of the Shares outstanding (on a fully diluted basis) on the Expiration Date (the “Minimum Condition”), (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (3) the obtaining of required final clearances under the competition laws of Germany and Austria, (4) confirmation from the Defense Security Service of the United States Department of Defense that a specified security clearance of the Company will remain in effect without the imposition by the Defense Security Service of security arrangements more burdensome than certain agreed arrangements, (5) completion of review by the Committee on Foreign Investment in the United States with no action having been taken by the President of the United States to prevent completion of Parent’s acquisition of the Company and (6) the expiration or termination of any applicable waiting period, or confirmation that there will be no further review, under the United States International Traffic in Arms Regulations.  The Offer is also subject to other terms and conditions set forth in the Offer to Purchase.  The Offer is not subject to a financing condition.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 21, 2005 (the “Merger Agreement”), by and among Parent, Purchaser and the Company, pursuant to which, as soon as practicable after consummation of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), Purchaser will be merged with and into the Company with the Company surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).  At the effective time of the Merger (the “Effective Time”), each Share will be canceled and (other than Shares held (i) by the Company or any wholly owned subsidiary of the Company or in the treasury of the Company, (ii) by Parent or any of its wholly owned subsidiaries, including Purchaser and (iii) by dissenting stockholders) converted into the right to receive $35.00 per Share, net to the seller in cash, or any higher price per Share paid pursuant to the Offer (such price being referred to herein as the “Offer Price”), payable to the holder thereof without interest.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (1) HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY’S STOCKHOLDERS, AND (2) RECOMMENDS THAT THE COMPANY’S STOCKHOLDERS ACCEPT THE OFFER.

As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, certain stockholders of the Company (each a “Covered Person” and, collectively, the “Covered Persons”), who collectively hold shares representing approximately 21% of the Shares outstanding as of the date of the Merger Agreement, each entered into a transaction support agreement (“Transaction Support Agreement”) with Parent and Purchaser.  Pursuant to each Transaction Support Agreement, each of the Covered Persons has agreed to tender into the Offer (i) within five business days following commencement of the Offer, all Shares beneficially owned by such Covered Person, other than any unvested restricted Shares held by such Covered Person and (ii) promptly following the exercise of any stock options or the lapsing of applicable restrictions on transfer of formerly restricted Shares, any Shares acquired by exercise of such options or any Shares on which restrictions have lapsed, as applicable.  Each Covered Person has also agreed not to withdraw any Shares so tendered unless (i) the Offer is terminated or has expired without Purchaser purchasing all tendered Shares or (ii) the applicable Transaction Support Agreement shall have terminated in accordance with its terms.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered pursuant to the Offer and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares.  As promptly as possible after the acceptance for payment of Shares tendered pursuant to the Offer (and not properly withdrawn), Purchaser shall pay for such Shares.  Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to stockholders whose Shares have been accepted for payment.  Under no circumstances will interest be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary at one of its addresses appearing on the back cover of the Offer to Purchase of (1) certificates representing such Shares, or a timely book-entry confirmation with respect to such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures described in Section 3 of the Offer to Purchase, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal.  In no event shall any unvested restricted Shares, which are subject to transfer restrictions, be capable of being validly tendered pursuant to the Offer, provided that such unvested restricted Shares may be tendered during a subsequent offering period, if provided, as described below.

The Merger Agreement provides that if, on the Expiration Date, any condition to the Offer is not satisfied and has not been waived, then the Offer and its Expiration Date shall automatically be extended (and re-extended) for one or more periods of ten business days (or such other number of business days as may be jointly determined by Purchaser and the Company) per extension, with no such period ending later than February 28, 2006, in order to permit such condition to the Offer to be satisfied (subject to the right of Purchaser to waive any unsatisfied condition to the Offer (other than the Minimum Condition)) on the Expiration Date and accept for payment Shares tendered pursuant to the Offer.  Further, under the Merger Agreement, Purchaser may, in its discretion, elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Acceptance Time.  In addition, if immediately after the Acceptance Time, the Shares accepted for payment by Purchaser do not represent at least 90% of the Company’s outstanding Shares, then Purchaser has agreed to provide for a subsequent offering period of at least three business days in accordance with Rule 14d-11 under the Exchange Act.  A subsequent offering period is not the same as an extension of the Offer.  Purchaser will accept for payment, and pay for, any Shares that are tendered to Purchaser during a subsequent offering period, if provided, as promptly as practicable after any such Shares are tendered to Purchaser during such subsequent offering period, for the same price per share paid to holders of Shares pursuant to the Offer prior to the Expiration Date, net to the holders thereof in cash, without interest.

The term “Expiration Date” shall mean 12:00 Midnight, New York City time, on Tuesday, August 30, 2005, unless and until, in accordance with the terms of the Merger Agreement, the period of time during which the Offer is open shall have been extended, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended, shall expire.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act.

Shares tendered pursuant to the Offer may be withdrawn (pursuant to the procedures set forth below) at any time on or prior to the Expiration Date.  No withdrawal rights will apply to Shares tendered into a subsequent offering period under Rule 14d-11 of the Exchange Act and no withdrawal rights apply during a subsequent offering period under Rule 14d-11 with respect to Shares tendered pursuant to the Offer and accepted for payment.  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, or any other “eligible guarantor institute,” as such term is defined in Rule 17Ad-15 under the Exchange Act), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as contained in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase any time on or prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding, subject to Purchaser’s obligations under the Merger Agreement.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to increase the Offer Price or to make any other changes in the terms of and conditions to the Offer, subject to the terms of the Merger Agreement, which provides that the Minimum Condition may not be waived and certain changes may not be made without the consent of the Company.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided Purchaser with the Company’s stockholder lists and security position listings for the purpose of communicating to holders of Shares information regarding the Offer. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by Purchaser to record holders of Shares, and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below.  Requests for additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished at Purchaser’s expense.  Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager, Depositary and the Information Agent, subject to any agreements with such institutions) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
Call toll free: (800) 322-2885

The Dealer Manager for the Offer is:

Merrill Lynch & Co.

Four World Financial Center
New York, New York 10080
Call Collect:  (609) 274-1091

August 3, 2005